Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION
OF

SMTC CORPORATION

The undersigned does hereby certify on behalf of SMTC Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation on March 13, 2019, resolutions were duly adopted setting forth a proposed amendment (“Amendment”) to the Fifth Amended and Restated Certificate of Incorporation of the Company, as originally filed with the Secretary of State of the State of Delaware on August 28, 2014, as amended on December 12, 2018 (the “Certificate of Incorporation”), declaring the Amendment to be advisable and calling for the Amendment to be submitted to the stockholders of the Company for approval at the Company’s next annual meeting of stockholders.

SECOND: That thereafter, on May 9, 2019, the Corporation held its annual meeting of stockholders, in accordance with Section 211 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That the first paragraph of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety, as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 43,750,000 shares, consisting of (i) 38,750,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).”

FOURTH: That all other provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: That pursuant to Section 242 of the General Corporation Law of the State of Delaware the Amendment was duly adopted.

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IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in this Certificate of Amendment are true and correct to his own knowledge, and that this certificate is his own act and deed.

Executed on May 9, 2019.

By:	/s/ Edward Smith
Name:	Edward Smith
Title:	President and Chief Executive Officer